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EX-99.2


                     PRESS RELEASE DATED SEPTEMBER 8, 2000

       STROUDS, INC. RECEIVES APPROVAL OF FIRST-DAY ORDERS IN CONNECTION
                      WITH VOLUNTARY CHAPTER 11 RESTRUCTURING

                $50 MILLION DIP FINANCING GRANTED INTERIM APPROVAL


CITY OF INDUSTRY, CALIF. - SEPTEMBER 8, 2000 - Strouds, Inc. (Nasdaq: STRO) announced today that it has received Bankruptcy Court approval to, among other things, pay pre-petition and post-petition employee wages, salaries and benefits during its voluntary restructuring under Chapter 11, which commenced on September 7, 2000.

The Court also approved interim debtor-in-possession (DIP) financing for immediate use by the Company to continue operations, pay employees, and purchase goods and services going forward. In conjunction with the filing, Strouds received a commitment for up to $50 million in DIP financing from The CIT Group/Business Credit and Foothill Capital Corporation. The hearing on the final DIP agreement has been set for September 28.

Chairman and Chief Executive Officer Charles R. Chinni said he was pleased with the Bankruptcy Court's prompt approval of its first-day orders and interim DIP financing.

"We expect the DIP financing to provide adequate funding for our post-petition trade and employee obligations," Mr. Chinni said, noting that the Company has been in contact with its major vendors, who have indicated that they will support Strouds during the restructuring process with post-petition shipments of merchandise to increase the Company's in-stock position for the upcoming holiday season. "By availing ourselves of the Chapter 11 process prior to the start of the critical holiday buying season, we will assure the continued flow of merchandise to our stores," he said.

The Court also granted approval for the Company to honor all obligations to customers including return privileges, gift certificates, special orders and other customer programs during the restructuring period.

The Company filed Chapter 11 petitions in the U.S. Bankruptcy Court for the District of Delaware in Wilmington on September 7, 2000.

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Strouds, Inc., the Linen Experts -Registered Trademark-, is a specialty retailer of bed, bath, tabletop and other home textile products. The Company currently operates 70 stores in five states and also markets its home products through its web sites, www.linenexperts.com and www.strouds.com.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE COMPANY'S PRESENT EXPECTATIONS. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD- LOOKING STATEMENTS ARE: CUSTOMER DEMAND AND TRENDS IN THE HOME TEXTILES INDUSTRY, THE PERFORMANCE OF STORES IN THE NEW MARKETS, THE EFFECT OF ECONOMIC CONDITIONS, THE IMPACT OF COMPETITIVE OPENINGS AND PRICING, SUPPLY CONSTRAINTS OR DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.